                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           ALCO STANDARD CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           ALCO STANDARD CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                           ALCO STANDARD CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 23, 1997

                               ----------------

To the Shareholders of Alco Standard Corporation ("Alco" or the "Company"):

  You are invited to be present either in person or by proxy at the annual meeting of shareholders of Alco to be held at the Millenium Broadway, 145 West 44th Street, New York, NY 10036 on Thursday, January 23, 1997 at 9:00 a.m. to consider and act upon the following proposals:

    1. To elect seven directors to serve during the year and until their successors are elected;

    2. To approve an amendment to the Articles of Incorporation to change the name of the corporation from Alco Standard Corporation to IKON Office Solutions, Inc.; and

    3. To transact such other business as may properly come before the meeting.

  Shareholders of Alco of record at the close of business on November 25, 1996 are entitled to vote at the annual meeting and any adjournments thereof. All shareholders are urged to attend the meeting or to vote by proxy.

  If you do not expect to attend the meeting in person, please sign and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting.


                                          [ILLEGIBLE SIGNATURE APPEARS HERE]
                                          Chairman and Chief Executive Officer

Valley Forge, Pennsylvania
November 30, 1996

                           ALCO STANDARD CORPORATION
                                 P.O. Box 834
                     Valley Forge, Pennsylvania 19482-0834

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Alco Standard Corporation ("Alco") of proxies to be voted at its annual meeting of shareholders on January 23, 1997 and all adjournments thereof. The proxy statement and proxy card will be first mailed to shareholders on or about December 10, 1996.

  Only holders of record of common stock and serial preferred stock at the close of business on November 25, 1996 will be entitled to vote. On that date,
there were      shares of common stock and      shares of preferred stock
outstanding. The holders of all shares will vote together as a class. Each share of common stock or preferred stock entitles the holder thereof to one vote.

  On November 9, 1995, Alco effected a two-for-one stock split of its common stock in the form of a stock dividend to shareholders of record on October 27, 1995. All share amounts and option exercise prices set forth in this proxy statement have been restated to reflect the stock split.

                           I. ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  A board consisting of seven directors is proposed to be elected for the ensuing year and until their successors are elected. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election as directors of the nominees named below. The seven nominees who receive the most votes at the meeting will be elected as directors. All of the nominees are now directors of Alco, holding office until election of their successors. In accordance with Alco's retirement policy for directors, Paul C. O'Neill, who is now a director, is not standing for reelection. In addition, Messrs. Darling, Forese, Mead, Mundt, Sada and Stratton, who are currently serving as directors, will not stand for reelection because they have agreed to serve as directors of Unisource Worldwide, Inc. ("Unisource"), Alco's wholly-owned subsidiary. On December 31, 1996, Alco will distribute 100% of the common stock of Unisource to Alco's shareholders, thereby making Unisource an independent public company.

                                                                                      YEAR
                                                                                     BECAME
          NAME             PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS   DIRECTOR AGE
          ----             ------------------------------------------------------   -------- ---
James R. Birle.......... Chairman, Resolute Partners, Inc. (a private merchant        1996    60
                          bank) (1994-Present); Chief Executive Officer, The
                          Blackstone Group (1988-1994) (also a director of Massa-
                          chusetts Mutual Life Insurance
                          Company, Drexel Industries, Inc., The Connecticut Health
                          and Education Facilities Authority and Transparency In-
                          ternational, and a trustee of Villanova University and
                          The Sea Research Foundation)
Kurt E. Dinkelacker..... President (1995-Present) and Chief Operating Officer         1996    43
                          (1996-Present) IKON Office Solutions, Inc. (a subsidiary
                          of Alco Standard Corporation); Executive Vice President
                          (1993-Present), Chief Financial Officer (1993-1995),
                          Alco Standard Corporation; Executive Vice President Fi-
                          nance, Alco Office Products (1989-1991) (also a member
                          of the Finance Committee of Crozer-Keystone Health Sys-
                          tem)
William F. Drake, Jr. .. Vice Chairman (1984-Present) and General Counsel (1996-      1969    64
                          Present), Alco Standard Corporation; Of Counsel (1996-
                          Present), Partner (1984-1996), Montgomery, McCracken,
                          Walker & Rhoads (also a director of Nocopi Technologies,
                          Inc.)
Frederick S. Hammer..... Partner, Inter-Atlantic Capital Partners, Inc. (1994-        1986    60
                          Present); Chairman, Chief Executive Officer and a direc-
                          tor, Mutual of America Capital Management Corporation
                          (1993-1994); President, SEI Asset Management Services
                          Group (1989-1993) (also a director of United Student Aid
                          Group, Inc., Tri-Arc Financial Services and National Me-
                          dia Corporation)

                                                                                      YEAR
                                                                                     BECAME
          NAME             PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS   DIRECTOR AGE
          ----             ------------------------------------------------------   -------- ---
Barbara Barnes
 Hauptfuhrer............ Chairman of Independent Directors, Alco Standard Corpora-
                          tion (also a director of The Vanguard Group of Invest-      1988    68
                          ment Companies and of each of the mutual funds in the
                          Group (1972-Present), The Great Atlantic and Pacific Tea
                          Co., Inc. (1975-Present), Knight-Ridder Inc., (1979-
                          Present), Massachusetts Mutual Life Insurance Co. (1979-
                          Present) and Raytheon Company (1987-Present))
Richard A. Jalkut....... President and Group Executive (1992-Present), Nynex Tele-    1996    51
                          communications Group; President and Chief Executive Of-
                          ficer, New York Telephone (predecessor to Nynex Telecom-
                          munications) (1991-1992) (also Chairman of the Board of
                          New York City Partnership, a trustee of Boston College,
                          and a director of Marine Midland Bank, Business Council
                          of New York State, American Women's Economic Development
                          Corporation and American Museum of Natural History)
John E. Stuart.......... Chairman (1995-Present) and Chief Executive Officer          1993    52
                          (1993-Present), President (1993-1996), Vice President
                          (1989-1993), Alco Standard Corporation; Group President,
                          Alco Office Products (1985-1993)

SECURITY OWNERSHIP

  As of November 25, 1996, shares of common stock of Alco were beneficially owned (as determined by rules of the Securities and Exchange Commission, although in certain cases the persons may disclaim beneficial ownership) by the current directors, by each of the individuals named in the Summary Compensation Table (on page 8) and by all current directors and executive officers of Alco as a group, as follows:

                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                -----------------------------------------------
                                  SOLE VOTING       SHARED VOTING    ACQUIRABLE
                                      AND              AND/OR          WITHIN
                                INVESTMENT POWER INVESTMENT POWER(1) 60 DAYS(2)
                                ---------------- ------------------- ----------
   James R. Birle..............
   J. Kenneth Croney...........
   Paul J. Darling, II.........
   Kurt E. Dinkelacker.........
   William F. Drake, Jr........
   James J. Forese.............
   Frederick S. Hammer.........
   Barbara Barnes Hauptfuhrer..
   Richard A. Jalkut...........
   William T. Leith............
   Dana G. Mead................
   Hugh G. Moulton.............
   Ray B. Mundt................
   Paul C. O'Neill.............
   Rogelio G. Sada.............
   James W. Stratton...........
   John E. Stuart..............
   All current directors and
    executive officers as a
    group......................

  --------
  (1) Includes all shares held under Alco's Retirement Savings Plan and, where applicable, shares owned by spouses or minor children.
  (2) Represents shares which may be acquired within 60 days of November 25, 1996 through the exercise of stock options or vesting under Alco's Partners' Stock Purchase Plan.

  As of November 25, 1996, for each of the individuals named on the previous page, the percentage of common stock beneficially owned was less than 1%. The percentage of common stock beneficially owned by all current directors and
executive officers as a group was approximately   %. As of November 25, 1996,
no person beneficially owned more than 5% of the outstanding shares of common or preferred stock of Alco, except American Express Financial Corporation,
which owned   % of Alco's common stock. As of November 25, 1996, Alco
employees, through direct ownership or employee benefit plans, owned
approximately   % of the outstanding shares of common stock of Alco.

  For the fiscal year ended September 30, 1996, all reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 on behalf of Alco's directors and officers to reflect changes in beneficial ownership of Alco's securities were timely filed.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

  During fiscal 1996, there were four standing committees of the Board of Directors, including the Audit Committee and the Human Resources Committee. Between meetings of the Board of Directors, its powers may be exercised by the Executive Committee, Human Resources Committee and Investment Committee, and they, as well as the Board of Directors, sometimes act by unanimous written consent.

  The Audit Committee (Messrs. Darling, Sada, and Stratton) met four times during the fiscal year ended September 30, 1996. Its functions are to review the report of Alco's independent auditors relating to their audit of the financial statements of Alco, to review and discuss internal financial controls with both the independent auditors and internal auditors, and to direct that special studies relating to the adequacy of financial controls and accounting procedures be made from time to time as the Committee deems desirable.

  The Human Resources Committee (Mrs. Hauptfuhrer and Messrs. Darling, Hammer, Mead and Sada) met four times during the fiscal year. It is responsible for reviewing and evaluating persons who are suggested as nominees for election as members of the Board of Directors, and for making recommendations to the Board of Directors concerning such nominees. The Human Resources Committee is also responsible for setting policies regarding executive compensation and for determining the salaries and other compensation of each of the executive officers of Alco. (See "Human Resources Committee Report on Executive Compensation," page 5). The Committee also has all of the powers and exercises all of the duties of the Board of Directors as described in Alco's stock option, stock purchase, deferred compensation and other similar plans.

  During the fiscal year, the Board of Directors met nine times. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he or she served, except Mr. Mead, who attended 50% of such meetings.

                       PERFORMANCE OF ALCO COMMON STOCK

  The following graph compares the cumulative total shareholder return of Alco's common stock with the cumulative total return of: (i) the Standard & Poor's 500 Stock Index, and (ii) an industry peer group based on a combination of the S&P 500 Paper and Forest Products Sub-Index and the S&P 500 Office Equipment and Supplies Sub-Index (the "Composite Index"). Cumulative total shareholder return is measured by assuming an investment of $100 made on September 30, 1991 (with dividends reinvested).



                        Alco vs. S&P 500 vs. Composite

                          [LINE GRAPH APPEARS HERE]

-------------------------------------------------------------------------------------------------
Date                            Alco Standard           S&P 500                 Composite
-------------------------------------------------------------------------------------------------

  9/30/91                       $100.00                 $100.00                 $100.00
9/91 - 9/92                     $108.56                 $111.04                 $113.86
9/91 - 9/93                     $136.22                 $125.42                 $119.73
9/91 - 9/94                     $195.85                 $130.04                 $151.23
9/91 - 9/95                     $271.34                 $168.67                 $183.88
9/91 - 9/96                     $322.96                 $202.94                 $212.39


The components of the Composite Index have been weighted on the basis of the respective historical operating income contribution from IKON Office Solutions and Unisource as follows:

                                               1996   1995   1994   1993   1992
                                              ------ ------ ------ ------ ------
   Office Equipment/Supplies................. 62.70% 52.79% 55.13% 50.33% 46.61%
   Paper/Forest Products..................... 37.30% 47.21% 44.87% 49.67% 53.39%


                            EXECUTIVE COMPENSATION

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Alco's executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of Alco. The Human Resources Committee (the "Committee") is comprised of the five directors listed at the end of this report, none of whom is an employee of Alco and each of whom qualifies as a disinterested person for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934 and an outside director for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

  The Committee's primary objective is to establish and administer programs which attract and retain key executives, and to align their compensation with Alco's performance, business strategies and growth in shareholder value. To this end, the Committee has established and the Board of Directors has endorsed an executive compensation philosophy which includes the following elements:

  --A "pay-for-performance" orientation under which compensation reflects corporate, business unit and individual performance;

  --An emphasis on stock incentives to closely align the interest of executives with the long-term interests of shareholders;

  --An emphasis on total compensation under which base salaries are generally set at or near competitive levels but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate or individual performance is superior;

  --An appropriate balance of short and long-term compensation which facilitates retention of talented executives, rewards long-term strategic planning, and encourages Alco stock ownership; and

  --Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based on stock and other performance incentives and less on salary and benefits.

  As a matter of policy, the Committee recommends that its executive compensation plans be structured so that payments under such plans will be excluded from compensation subject to the $1,000,000 deduction limit of
Section 162(m) of the Code.

  The primary components of Alco's executive compensation program are (a) base salaries; (b) annual cash bonus opportunities; and (c) long term incentive opportunities.

BASE SALARIES

  Base salaries for executive officers are reviewed annually and are subject to adjustment on the basis of individual, corporate, and business unit performance, as well as competitive, inflationary and internal equity considerations. Base salaries generally are fixed at or near the 50th percentile of predicted executive salaries paid by comparable companies based upon survey data compiled by Alco's compensation consultant. The Committee does not consider the market for determining the compensation of Alco's executives to be limited to the companies included in the industry performance graph on page 4. The companies considered to be comparable to Alco for compensation purposes include a broad cross-section of companies which are representative of industry generally.

  In setting the $900,000 base salary of Mr. Stuart for fiscal 1996, the Committee evaluated the factors described above which are used for setting compensation generally, as well as Mr. Stuart's strong record and leadership abilities as Chairman, President and Chief Executive Officer of Alco during fiscal 1995, including growth in Alco's revenues of 24% and growth in Alco's operating income of 31% in fiscal 1995 compared with fiscal 1994.

ANNUAL BONUS

  Annual bonus payments to executive officers are awarded pursuant to the Alco Standard Corporation Annual Bonus Plan, and are based on corporate or business unit performance compared to the targets established for the year. These annual bonus payments are in amounts equal to a percentage of base salary. They generally range from 0% for threshold, 30-50% for target, and 60-100% for maximum performance. For the individuals named in the Summary Compensation Table, annual bonus potential (as a percentage of base salary) is 0% for threshold, 45%-50% for target and 90%-100% for maximum performance. For performance between threshold and maximum levels, bonus awards are prorated on a straight line basis. For corporate officers, targets for fiscal 1996 were based upon growth in "economic value per share," a concept which measures growth in economic value under a variation of the Holt financial model. As used in this model, "economic value" reflects the results of the performance factors and investment variables which are within management's control. It disregards macro-economic factors such as interest rates and taxes which also affect market prices for Alco's stock. As a result, changes in "economic value per share" may not be accompanied by corresponding increases or decreases in stock prices over the measurement period. For fiscal 1996, the annual bonus plan for corporate officers was based on increases in economic value per share over this value at the end of fiscal 1995. The threshold, target and maximum increases were fixed at 15%, 17.5% and 20%, respectively. For fiscal 1996, Alco achieved growth in economic value per share of 28.7% over this value at the end of fiscal 1995. Because of this performance, Messrs. Stuart, Forese, Moulton and Croney received bonuses at the maximum level.

  For officers of IKON and Unisource, annual bonus targets for fiscal 1996 were based one-quarter on the same targets as those set for corporate officers, and three-quarters on increases in operating income and economic value compared to the targets established for the year (determined by applying the same financial model Alco uses to determine "economic value per share"). For fiscal 1996, IKON achieved operating income of $359 million compared to a $345 million target, and economic value of $4.4 billion compared to a $4.0 billion target. Because of this performance, Mr. Dinkelacker received a bonus at the maximum level. For fiscal 1996, Unisource achieved operating income of $206 million compared to a $303 million target, and achieved economic value of $2.3 billion compared to a $2.5 billion target. Because the Unisource targets were not met, Mr. Leith received a bonus of 25% of maximum (the portion of his bonus attributable to corporate performance).

LONG TERM INCENTIVE COMPENSATION

 LTIP Awards

  The Alco Standard Corporation Long Term Incentive Compensation Plan ("LTIP") is intended to align the long-term interests of Alco's executives with those of Alco's shareholders. The LTIP motivates and rewards growth in shareholder value by granting to eligible executives awards which vest only if certain performance criteria are met. For corporate officers, the LTIP is based on total shareholder return (stock price appreciation and dividends) compared with the total shareholder return of the Standard & Poor's 500 Stock Index (the "S&P 500"). Awards granted under the LTIP for corporate officers will not vest unless growth in Alco's shareholder value exceeds the S&P 500 total shareholder return over the plan period. Total shareholder return is measured over successive three-year periods (with a new three-year period beginning every fiscal year) and awards, if vested, will be paid at the end of each such three-year period. The LTIP payout is dependent upon achievement of performance targets, ranging from 0 (in the case of performance at or below threshold) to 100% of the participant's base salary at the beginning of the plan period (for maximum performance). For performance between threshold and maximum, the payout will be prorated on a straight-line basis.

  For the three-year plan period ending September 30, 1996, LTIP awards, to the extent vested, were paid in shares of Alco common stock, with the maximum number of shares determined by dividing an amount not exceeding 100% of the participant's base salary at the beginning of the plan period by the price of Alco common stock on September 30, 1993.

  In November 1996, the Committee evaluated whether the corporation and respective business groups had met the criteria for payment of LTIP awards for the 1994-1996 plan period. For corporate officers, the September 30, 1996 value of a $100 investment made on September 30, 1993 in the S&P 500 (with dividends reinvested) was compared to the value of a similar investment in Alco common stock. In order for corporate officers to earn a maximum award, the value of the Alco common stock investment must have exceeded the value of the S&P investment at the end of the period by 10%. In fact, the Alco common stock investment exceeded the S&P 500 investment by 35.9%. For officers of IKON and Unisource, performance targets were based one-half on the same targets as those set for corporate officers and one-half on compound growth in the economic value and cash flow of the relevant business unit as determined under Alco's shareholder value model ("TSR"). The TSR targets for the 1994-1996 plan period were 15.15% for threshold performance, 16.49% for target performance and 17.80% for maximum performance. IKON achieved a three-year TSR of 29.65% and Unisource achieved a three-year TSR of 10.70%. Because of the corporate and IKON performance during the 1994-1996 plan period, Messrs. Stuart, Dinkelacker, Moulton and Croney received LTIP payouts at the maximum levels. Because the Unisource LTIP targets were not met, Mr. Leith received an LTIP payment of one-half of maximum (the portion of his LTIP attributable to corporate performance).

 Stock Options

  Stock options are granted under the corporation's stock option plans as a reward for past performance and as motivation for future performance which maximizes shareholder value. Stock options are generally granted for ten-year terms and vest over employment periods ranging from three to five years. The exercise price of these stock options is the fair market value of Alco stock on the date of grant.

  In fiscal 1996, Mr. Stuart's receipt of an option to purchase 20,000 shares reflected his outstanding performance as Chairman, President and Chief Executive Officer of Alco during fiscal 1995, Mr. Forese's receipt of an option to purchase 300,000 shares reflected his acceptance of his new position as Alco's Executive Vice President and Chief Operating Officer, and Mr. Dinkelacker's receipt of an option to purchase 9,000 shares reflected his promotion to the position of President of IKON. Each of Mr. Moulton's and Mr. Croney's receipt of an option to purchase 2,000 shares reflected his performance as a corporate officer during fiscal 1995.

THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

    Barbara Barnes Hauptfuhrer (Chairman)
    Paul J. Darling, II
    Frederick S. Hammer
    Dana G. Mead
    Rogelio G. Sada

SUMMARY OF EXECUTIVE COMPENSATION

  The following table provides a summary of all compensation for the five most highly compensated officers of Alco (and one additional former officer) during the fiscal years ended September 30, 1996, 1995 and 1994:

--------------------------------------------------------------------------------
                          SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                        ANNUAL COMPENSATION         LONG TERM COMPENSATION
                       ---------------------------------------------------------
                                                AWARDS
      NAME                                    ---------- ALL OTHER
       AND                                    SECURITIES  COMPEN-
    PRINCIPAL    FISCAL                       UNDERLYING  SATION       LTIP
   POSITION(1)    YEAR  SALARY($)  BONUS($)    OPTIONS    ($)(2)   PAYOUTS($)(3)
   -----------   ------ ---------- ---------  ---------- --------- -------------
  John E. Stu-    1996     900,000   900,000    20,000    249,092    1,586,923
   art            1995     850,000   850,000         0    201,516      826,821
   Chairman and   1994     700,000   700,000   500,000    127,889            0
   Chief Execu-
   tive Officer
  Kurt E.         1996     350,000   350,000     9,000    100,403      680,096
   Dinkelacker    1995     350,000   350,000         0     84,146      354,340
   President      1994     300,000   300,000   100,000     53,960            0
   and Chief
   Operating
   Officer,
   IKON Office
   Solutions
  James J.        1996     487,500   487,500   300,000     46,411            0
   Forese         1995           0         0     3,706     18,200            0
   Executive      1994           0         0     3,816      8,750            0
   Vice Presi-
   dent and
   President of
   International
   Operations
  Hugh G.         1996     250,000   250,000     2,000     98,211      453,414
   Moulton        1995     312,000   312,000         0     78,631      708,680
   Executive      1994     300,000   300,000         0     37,006            0
   Vice Presi-
   dent
  J. Kenneth      1996     252,000   252,000     2,000     63,249      498,750
   Croney         1995     245,000   220,500    10,000     37,624      347,306
   Former Vice    1994     222,000   176,000         0     13,016            0
   President,
   General
   Counsel and
   Secretary
  William T.      1996     400,000   100,000         0    113,815      319,699
   Leith          1995     383,333   479,167    50,000     76,758      448,412
   Former         1994     288,003   266,656    50,000     30,413            0
   President,
   Unisource
   Worldwide
--------------------------------------------------------------------------------

--------
(1) In January 1996, Mr. Forese who had been serving as an independent director of Alco, was named Executive Vice President and Chief Operating Officer of Alco, and in November 1996, he assumed the position described above. On October 1, 1996, Mr. Croney resigned his position as Alco's Vice President, General Counsel and Secretary. For fiscal 1996, Mr. Croney was paid the amounts set forth above. In consideration of his consulting services and covenant not to compete, Mr. Croney will receive payments through 1999 totalling $1,330,000, subject to reduction if Mr. Croney accepts new employment. In addition, Mr. Croney will receive full vesting of stock options no later than December 1999. On July 31, 1996, Mr. Leith, who had been serving as Group President of Unisource, resigned all positions with Alco. For fiscal 1996, Mr. Leith was paid the amounts set forth above. In consideration of his consulting services and his covenant not to compete, Mr. Leith will receive payments through 1999 totalling $1,660,000, subject to reduction if Mr. Leith accepts new employment. In addition, Mr. Leith will receive full vesting of stock options no later than August 1999. Fifty percent of Mr. Leith's stock options will be converted into Unisource stock options after the Unisource spin-off.
(2) Includes the value of shares of Alco common stock purchased with matching company contributions under Alco's stock purchase plans, calculated as of the date of purchase, as follows: John E. Stuart--$247,073 (1996), $200,356 (1995), and $126,603 (1994); Kurt E. Dinkelacker--$99,907 (1996),
    $83,878 (1995), and $53,682 (1994); James J. Forese--$46,411 (1996),
    $4,924 (1995), and $1,752 (1994); Hugh G. Moulton--$86,600 (1996); $73,227
    (1995), and $28,244 (1994); J. Kenneth Croney--$61,568 (1996), $36,724
    (1995), and $11,990 (1994); William T. Leith--$112,851 (1996); $76,225
    (1995), and $29,831 (1994). For Messrs, Stuart, Dinkelacker, Moulton, Croney and Leith, the remaining amounts represent above-market interest earned on deferred compensation. For Mr. Forese, the remaining amounts represent independent director's fees earned in fiscal 1995 and 1994.
(3) The LTIP payouts in 1995 and 1996 were distributed in the form of shares of Alco common stock. The values above are based on the fair market value of Alco common stock on September 30, 1996 and September 30, 1995, the last day of the respective plan periods.

OPTION GRANTS

  The following table shows option grants to the six individuals named in the Summary Compensation Table during the fiscal year ended September 30, 1996:

                     OPTION GRANTS IN LAST FISCAL YEAR(1)
-------------------------------------------------------------------------------

                                    % OF TOTAL
                         NUMBER      OPTIONS
                      OF SECURITIES GRANTED TO EXERCISE               GRANT
                       UNDERLYING   EMPLOYEES  OR BASE                 DATE
                         OPTIONS    IN FISCAL   PRICE   EXPIRATION   PRESENT
         NAME          GRANTED (#)   YEAR (%)   ($/SH)     DATE    VALUE ($)(2)
         ----         ------------- ---------- -------- ---------- ------------
  John E. Stuart......    20,000        1.3    $38.875   1/25/06    $  202,400
  Kurt E. Dinkelacker.     9,000        0.6     38.875   1/25/06        91,080
  James J. Forese.....   300,000       17.4     46.250   1/02/06     3,336,000
                          15,000        1.0     38.875   1/25/06       151,800
  Hugh G. Moulton.....     2,000        0.1     38.875   1/25/06        20,240
  J. Kenneth Croney...     2,000        0.1     38.875   1/25/06        20,240
  William T. Leith....     --           --        --        --          --


(1) All stock options were granted at an exercise price equal to fair market value of Alco common stock on date of grant, and become exercisable 33 1/3% per year from the date of grant, except that the grant of 300,000 stock options to Mr. Forese becomes exercisable 20% per year from the date of grant.
(2) The present value of all option grants, except the grant of 300,000 stock options to Mr. Forese was calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) ten-year option term; (b) becomes exercisable 33 1/3% per year from date of grant;
    (c) 5.65% expected risk-free rate of return; (d) 23.194% expected volatility; and (e) 1.44% expected dividend yield. The present value of the grant of 300,000 stock options to Mr. Forese was also calculated using the Black-Scholes option valuation methodology, based upon the following assumptions: (a) ten-year option term; (b) becomes exercisable 20% per year from date of grant; (c) 5.65% expected risk-free rate of return; (d) 19.763% expected volatility; and (e) 1.21% expected dividend yield.

OPTION EXERCISES

  The following table shows option exercises for each of the individuals named in the Summary Compensation Table for the fiscal year ended September 30, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES
-------------------------------------------------------------------------------

                                              NUMBER OF    NUMBER OF    VALUE OF
                                             SECURITIES   SECURITIES   UNEXERCISED   VALUE OF
                                             UNDERLYING   UNDERLYING     IN-THE-    UNEXERCISED
                            SHARES           UNEXERCISED  UNEXERCISED     MONEY    IN-THE-MONEY
                           ACQUIRED          OPTIONS AT   OPTIONS AT   OPTIONS AT   OPTIONS AT
                              ON     VALUE     FY-END       FY-END       FY-END       FY-END
                           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            NAME             (#)      ($)        (#)          (#)        ($)/(1)      ($)/(1)
            ----           -------- -------- ----------- ------------- ----------- -------------
  John E. Stuart..........  22,000  $732,875   322,920      326,600    $9,400,538   $8,055,300
  Kurt E. Dinkelacker.....   5,000  154,375     54,800       71,000     1,520,675    1,689,750
  James J. Forese.........   7,522  165,804          0      315,000             0    1,252,500
  Hugh G. Moulton.........  15,400  512,938     67,400       22,000     2,259,500      674,500
  J. Kenneth Croney.......   8,000  271,000     34,120       12,400     1,195,560      272,400
  William T. Leith........    --       --       49,900       71,200       984,188    1,292,200

(1) Value of unexercised options equals fair market value of Alco common stock as of September 30, 1996, less exercise price, multiplied by the number of shares underlying the stock options.

LONG TERM INCENTIVE COMPENSATION PLAN

  No LTIP awards were granted to any of the individuals named in the Summary Compensation Table for the three-year plan period from October 1, 1996 through September 30, 1999. LTIP awards are expected to be granted in January 1997 (after the Unisource spin-off) for this plan period.

PENSION PLAN AND SUPPLEMENTAL RETIREMENT PLANS

  Certain executive officers of Alco (including the individuals named in the Summary Compensation Table on page 8) are participants in a pension plan (the "pension plan") for salaried employees which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the three consecutive years within the employee's last ten years of participation in the pension plan which yield the highest average. All pension plan costs are paid by Alco and the pension plan and benefits are funded on an actuarial basis. The years of credited service as of September 30, 1996 for the individuals named in the Summary Compensation Table were: John E. Stuart--
10.9 years; Kurt E. Dinkelacker--11.3 years; James J. Forese--.75 years; Hugh
G. Moulton--25.9 years; J. Kenneth Croney--22.3 years; William T. Leith--3.6 years. In addition, Mr Leith has earned a past service benefit from his former company (which was acquired by Alco in 1990) which entitles him to receive a single life annuity of $1,738 per month beginning at age 65.

  Alco also has a Supplemental Executive Retirement Plan ("SERP"). Coverage under the SERP is limited to participants in the Alco pension plan who are not commissioned sales employees and whose benefits under the pension plan are limited because of (a) restrictions imposed by the Code on the amount of benefits which may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee's compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the pension plan because of an employee's participation in certain deferred compensation plans sponsored by Alco or one of its subsidiaries. The SERP provides for a supplement to the annual pension paid under the pension plan to participants who attain early or normal retirement under the pension plan or who suffer a total and permanent disability while employed by Alco or one of its subsidiaries and to the pre-retirement death benefits payable under the pension plan on behalf of such participants who die with a vested interest in the pension plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the pension plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant's compensation for purposes of the pension plan because of his participation in certain deferred compensation plans of Alco or one of its subsidiaries. The maximum amount of annual compensation upon which such supplement may be based is $500,000 per participant.

  The following table shows estimated annual retirement benefits that would be payable to participants under Alco's pension plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any deduction for Social Security benefits.

                       ESTIMATED ANNUAL RETIREMENT BENEFITS
   -----------------------------------------------------------------------------
                                              YEARS OF CREDITED SERVICE
   FINAL AVERAGE                     -------------------------------------------
   COMPENSATION                         5       10       20       30       35
   -------------                     ------- -------- -------- -------- --------
   $200,000......................... $10,000 $ 20,000 $ 40,000 $ 60,000 $ 70,000
    250,000.........................  12,500   25,000   50,000   75,000   87,500
    300,000.........................  15,000   30,000   60,000   90,000  105,000
    400,000.........................  20,000   40,000   80,000  120,000  140,000
    500,000 or above................  25,000   50,000  100,000  150,000  175,000

  Covered compensation under the pension plan and SERP of each of the named individuals includes salary and bonus as set forth in the Summary Compensation Table.

DIRECTORS' COMPENSATION

  All independent directors are entitled to receive fees of $25,000 per year for service on the Board of Directors and committees thereof, and attendance fees of $1,000 for each board and committee meeting attended. Committee members also receive $3,000 per committee per year and committee chairmen receive $3,000 per chairmanship per year. In addition, independent directors who serve as trustees for Alco's employee benefit plans receive $3,000 per year for services rendered to the plans, $3,000 per year for trustee chairmanship, and attendance fees of $1,000 for each trustees' meeting attended. In addition, Mrs. Hauptfuhrer, who has been a member of the Board since 1988, is entitled to receive $25,000 per year for her services as Chairman of the Independent Directors. In this position, Mrs. Hauptfuhrer coordinates an annual evaluation of the performance of the Chief Executive Officer and holds periodic meetings of the independent directors.

  Certain directors have elected to receive a portion of their directors' fees (excluding attendance fees) in the form of options to purchase Alco common stock, pursuant to the terms of Alco's 1989 Directors' Stock Option Plan, which enables directors of Alco to receive all or a portion of their directors' fees in the form of options to purchase Alco common stock at exercise prices equal to 75% of the fair market value on the date such options are granted. The Directors' Plan provides for an annual grant of stock options to each director who has filed with Alco an election to receive such options in lieu of all or a portion of his or her board, committee and trustee fees. The options are exercisable for twenty years (except in the case of death), but generally may not be exercised prior to the twelve-month anniversary of the date of grant.

  In addition to the above amounts, each independent director receives an annual grant of options to purchase 800 shares of Alco common stock pursuant to the 1993 Stock Option Plan for Non-Employee Directors. Options are granted at an exercise price equal to the fair market value of Alco common stock on the date of grant. Options are immediately exercisable and remain exercisable for a period of ten years from the date of grant.

  Independent directors who complete at least five full years of service as a director and who are not otherwise entitled to receive a pension benefit from Alco are entitled to receive a monthly retirement benefit after retiring from Alco's Board of Directors. Payment of such benefit begins upon the later of the director's 70th birthday or his or her separation from service on the Board of Directors. The amount of such monthly benefit is equal to one-twelfth of the annual retainer in effect for such director (excluding committee fees, chairmanship fees, trustee fees and attendance fees) immediately preceding his or her separation from service on the Board of Directors. Payment of the monthly retirement benefit ceases upon the director's death.

CERTAIN TRANSACTIONS

  Alco has adopted a loan program which encourages persons designated as "partners" to purchase and retain Alco stock. It offers to make loans to partners with the requirement that the loan be secured by the borrower's pledge of Alco stock having a value at the time of the loan of not less than twice the amount of the loan. The loans are payable upon demand and bear interest at an annual rate of 6%. As of November 25, 1996, loans were outstanding to 47 partners in an aggregate amount of approximately $5.2 million. From October 1, 1995 to November 25, 1996, the indebtedness of the following individuals and groups under the loan program was as follows:

                               LARGEST AMOUNT OUTSTANDING AMOUNT OUTSTANDING AT
         NAME OR GROUP              DURING PERIOD($)      NOVEMBER 25, 1996($)
-------------------------------------------------------------------------------
  John E. Stuart..............           713,000                  713,000
  Kurt E. Dinkelacker.........           393,000                  393,000
  James J. Forese.............                 0                        0
  Hugh G. Moulton.............           530,000                  300,000
  J. Kenneth Croney...........           269,000                  239,000
  William T. Leith............           224,000                  224,000
  All current executive
   officers
   as a group.................         2,621,000                2,351,000


  Mr. Drake, who has served as Vice Chairman and a director of the Company, was also elected its General Counsel effective October 1, 1996. He became Of Counsel to Montgomery, McCracken Walker & Rhoads following his resignation as a Partner of that firm on September 30, 1996. Montgomery, McCracken, Walker & Rhoads rendered legal services to Alco and its subsidiaries during the 1996 fiscal year, and is expected to continue performing legal services during fiscal 1997.

II. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO CHANGE NAME OF CORPORATION FROM ALCO STANDARD CORPORATION TO IKON OFFICE SOLUTIONS, INC.

  Alco's shareholders are being asked to approve the name change of the Company to IKON Office Solutions, Inc., which is currently the name of Alco's analog copier, networking and outsourcing business. On December 31, 1996, Alco is expected to complete a tax-free spin-off of its paper distribution business, Unisource Worldwide, Inc. ("Unisource") through a distribution of 100% of Unisource's common stock to Alco's common shareholders. The completion of the spin-off will allow the Company to align its corporate name with the name of sole business in which it will now operate.

  The Board of Directors believes that the name change will be beneficial to the Company and its shareholders. The Company has consulted with independent marketing consultants, who have agreed that the new name provides an attractive marketing advantage to the Company because customers will now be able to identify the IKON Office Solutions name with the Company's products and services. In addition, adoption of the IKON name is an important step in the Company's strategy to build and expand its office technology business. The IKON name embraces both the Company's traditional analog copier business and its growing presence in digital networking and outsourced document services.

  The name IKON Office Solutions, Inc. is currently being used by the Alco subsidiary which, until the spin-off, will operate Also's copier, networking and outsourcing business. The IKON name has been well-received by the Company's existing customer base and the Company believes that advertisements using the IKON name have successfully appealed to new customers. Upon shareholder approval of the Company's name change, the subsidiary will cease using the name and will be merged into the Company. Nikon Camera has sued the Alco subsidiary currently using the IKON Office Solutions, Inc. name, claiming that the subsidiary's use of the name infringes on Nikon's proprietary rights. The Company believes that the lawsuit is without merit and is vigorously defending.

  The Board of Directors recommends that the shareholders approve the proposed amendment to the Articles of Incorporation to change the name of the corporation to IKON Office Solutions, Inc. The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for the approval.

                        III. GENERAL AND OTHER MATTERS

  The Board of Directors knows of no matter, other than as referred to in this proxy statement, which will be presented at the annual meeting of shareholders. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other person, if any, as the Board of Directors may recommend.

  As the independent auditors for Alco, Ernst & Young LLP audited the financial statements of Alco for the fiscal year ended September 30, 1996 and will audit certain of its employee benefit plans as of that date. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the auditors for Alco for the 1997 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

  The cost of soliciting proxies will be borne by Alco. Employees of Alco may solicit proxies personally or by telephone. In addition to solicitation by mail and by employees, arrangements have been made with Corporate Investor Communications, Inc. to solicit proxies, at an expected cost of $7,000 (plus out-of-pocket expenses).

  Votes are tabulated by National City Bank, Alco's transfer agent. Shares represented by abstentions are counted in determining the number of shares present at a meeting, but are not counted as a vote in favor of a proposal, and therefore have the same effect as a vote against a proposal. Broker non-votes are counted in determining the number of shares present at a meeting for purposes of the proposal to elect directors, but not for purposes of any other proposal. Broker non-votes have the effect of a vote against the proposal to elect directors, and a vote against the proposal to amend the Amended Articles of Incorporation.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. If you sign return your proxy, but do not vote on any director nominee or proposal described on the proxy card, your shares will be voted in accordance with the recommendation of the Board of Directors. You may revoke the proxy at any time before it is voted by giving notice to the Secretary of the corporation, and if you attend the meeting, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

1998 ANNUAL MEETING

  If a shareholder desires to propose a matter for inclusion in the proxy material for the annual meeting of shareholders to be held in 1998, or to recommend nominees for election to Alco's Board of Directors, the Secretary of Alco must receive any such proposal or recommendation no later than August 2, 1997 at its principal office in Valley Forge, Pennsylvania.

                                                    Karin M. Kinney
                                                       Secretary

November 30, 1996

                        PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                            IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation

--------------------------------------------------------------------------------

                         PROXY/VOTING INSTRUCTION CARD
                           ALCO STANDARD CORPORATION

The undersigned hereby appoints O. Gordon Brewer, Jr., William F. Drake, Jr. and Karin M. Kinney, or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock or Preferred Stock of Alco Standard Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 23, 1997, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given. This proxy also provides voting instructions for shares held for the account of the undersigned in the Alco Standard Corporation Retirement Savings Plan. The trustees for the Plan will vote these shares as directed provided you sign and return a proxy containing your voting instructions by January 21, 1997. IF NO VOTING INSTRUCTIONS ARE RECEIVED, THE TRUSTEES OF THE PLAN MAY VOTE YOUR SHARES IN THEIR DISCRETION (IN THE ABSENCE OF VOTING INSTRUCTIONS, THE TRUSTEES WILL GENERALLY VOTE YOUR SHARES IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS). SHARES OWNED BY YOU OTHER THAN THOSE HELD IN THE PLAN WILL BE VOTED ONLY IF YOU SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT. IF YOU RETURN A PROXY AND FAIL TO SPECIFY A CHOICE ON ANY MATTER, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.


1. Election of Directors (Mark only one)

[_] Vote FOR all nominees listed below and [_] Vote WITHHELD from all nominees recommended by the Board of Directors

   (except as directed to the contrary below)

James R. Birle, Kurt E. Dinkelacker, William F. Drake, Jr., Frederick S. Hammer, Barbara Barnes Hauptfuhrer, Richard A. Jalkut, John E. Stuart

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------
                                    (continued, and to be signed, on other side)

                       PROMPTLY COMPLETE AND RETURN THE
                     PROXY/VOTING INSTRUCTION FORM BELOW
                           IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation
--------------------------------------------------------------------------------


                          (continued from other side)

  2. The Board of Directors recommends a vote "FOR" the proposal to
     amend Alco's Articles of Incorporation to change the name of          NO.
     the corporation from Alco Standard Corporation to IKON Office
     Solutions, Inc.:

                  FOR   AGAINST   ABSTAIN
                  [_]     [_]       [_]





    PLEASE SIGN, DATE,
    DETACH AND RETURN
    THIS PROXY, USING
    THE ENCLOSED POSTAGE
    PREPAID REPLY ENVELOPE.

                   Dated ______ SIGN HERE __________________________________
                   When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.